PriceWaterhouseCoopers LLP

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
the IAA Trust Company Mutual Funds:

In planning and performing our audit of the financial statements and financial highlights of the IAA Trust Company Mutual Funds (comprising respectively, IAA Truyst Growth Fund, Inc., IAA Trust Asset Allocation Fund, Inc., IAA Trust Tax Exempt Bond Fund, Inc., and IAA Trust Taxable Fixed Income Series Fund, Inc., which includes the IAA Trust Money Market Series, IAA Trust Short Term Government Bond Series, and IAA Trust Long Term Bond Series)("the Fund") for the year ended June 30, 1998, we considered its internal control, including control activities safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financail highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the Fund's objective of preparing financial statements and financial highlights for external purposes that are fairly presented inconformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unaurhotized acquisition, use or disposition.

Because of inherent limitations in any internal controls, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1998.

This report is intended solely for the information and use of management of the Securities and Exchange Commission.

/s/PriceWaterhouseCoopers LLP
PriceWaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 31 , 1998